Exhibit 10.1

Actua Corporation

2017 Performance Plan

The Board of Directors of Actua Corporation (together with its wholly-owned subsidiaries, “Actua”) hereby establishes this 2017 Performance Plan (this “Plan”). The principal purposes of this Plan are to:

(1)	advance the interests of Actua’s stockholders by providing certain officers and other employees with bonus payments and/or vesting of performance shares upon the achievement of specified corporate and individual goals; and

(2)	help Actua attract and retain key employees.

The Compensation Committee of Actua’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

Actua’s 2017 goals include quantitative and qualitative goals. The relative weighting of each element of the Actua-specific goals is described below.

Seventy percent (70%) of the target Achievement Percentage (as defined below) (the “Target Achievement Percentage”) is tied to the accomplishment of quantitative goals, with:

(1)	twenty percent (20%) of the Target Achievement Percentage based on the achievement of a specified consolidated GAAP revenue goal;

(2)	twenty-five percent (25%) of the Target Achievement Percentage based on the achievement of a specified bookings goal; and

(3)	twenty-five percent (25%) of the Target Achievement Percentage based on the achievement of a specified consolidated, adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) goal.

Thirty percent (30%) of the Target Achievement Percentage is tied to execution against the following qualitative goals:

(1)	execution of Board-approved strategic initiatives;

(2)	capital management; and

(3)	reaction to unforeseen market/business conditions.

Following the end of the 2017 year, the Committee will evaluate Actua’s 2017 performance and determine the extent (expressed as a percentage) to which the corporate and individual goals, as applicable, were achieved (such percentage, the “Achievement Percentage”). The Committee will then award bonuses and/or provide for the vesting of performance shares in accordance with each individual’s Achievement Percentage under the terms of this Plan.